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                                                                   EXHIBIT 10.35

                                                            EXECUTION COPY
                               SIXTH AMENDMENT
                               WITH RESPECT TO
                           NOTE PURCHASE AGREEMENT

      THIS SIXTH AMENDMENT WITH RESPECT TO NOTE PURCHASE AGREEMENT is entered into as of November 14, 2000 among HERCULES INCORPORATED, a Delaware corporation (the "Company"), which is successor to BetzDearborn Inc. ("BetzDearborn") under the Note Agreement referred to below, PUTNAM FIDUCIARY TRUST COMPANY ("Putman"), in its capacity as successor Trustee (the "Trustee") of The BetzDearborn Inc. Employee Stock Ownership and 401(k) Trust (the "ESOT") of the BetzDearborn Inc. Employee Stock Ownership and 401(k) Plan (the "Plan"), the undersigned subsidiaries of the Company and THE PRUDENTIAL INSURANCE COMPANY OF AMERICA ("Prudential").

                             W I T N E S S E T H:

      WHEREAS, BetzDearborn adopted the Betz Laboratories, Inc. Employee Stock Ownership Plan (the "Plan") effective January 1, 1989, changed the name of the Plan to the name shown above and most recently amended and restated the Plan effective January 1, 1994; and

      WHEREAS, pursuant to the Plan and effective January 1, 1989, BetzDearborn entered into an Agreement of Trust with Mellon Bank, N.A. ("Mellon") as trustee ("Trustee"), thereby establishing the ESOT; and


      WHEREAS, as of June 19,1989, the ESOT and BetzDearborn entered into a Note Purchase Agreement with Prudential whereby the ESOT sold and Prudential purchased $100,000,000 principal amount of the ESOT's Notes (guaranteed by BetzDearborn), $91,000,000 of which are still outstanding and held by Prudential, which Note Purchase Agreement was amended by a First Amendment thereto as of June 25,1996 and a Second Amendment thereto as of June 25, 1998 and which was supplemented and amended by a Consent and Waiver and Assumption (the "Consent and Assumption") effective October 15, 1998 executed by and among BetzDearborn, the Company and Prudential and further amended by a Third Amendment and Assumption Agreement (the "Third Amendment") dated as of December 31, 1998 executed by and among BetzDearborn, the Company and Prudential, a Fourth Amendment dated as of April 19, 1999 among the parties hereto and a Fifth Amendment dated as of July 26, 2000 among the parties thereto (as so amended and supplemented by said Amendments and the Consent and Assumption being herein called the "Note Agreement"); and



      WHEREAS, as of October 1, 1992, BetzDearborn removed Mellon as Trustee, appointed Putnam as successor Trustee and amended and restated the foregoing Agreement of Trust, retitling it as "Trust Agreement for Betz Laboratories Inc. Employee Stock Ownership and 401(k) Plan," and continued the ESOT with the successor Trustee; and

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      WHEREAS, pursuant to an Agreement and Plan of Merger dated as of July
30,1998 among the Company, Water Acquisition Co. and BetzDearborn, BetzDearborn became a wholly-owned subsidiary of the Company on October 15, 1998 (the "Merger"); and



      WHEREAS, pursuant to the Consent and Amendment and the Third Amendment (i) the Company has assumed all of the obligations of BetzDearborn under the Note Agreement and in respect of the ESOT Notes and BetzDearborn has been released from all such obligations (except insofar as BetzDearborn shall have obligations as a Guarantor under the Note Agreement), and (ii) the Company has succeeded to, and been substituted for, and is entitled to exercise every right and power of, "the Company" under the Note Agreement; and


      WHEREAS, the parties hereto desire to amend certain provisions of the Note Agreement, as provided for herein.

      NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants and agreements contained herein, the parties hereto agree as follows:

SECTION 2.  AMENDMENTS TO NOTE AGREEMENT

      Section l.1. (Paragraph 5) Paragraph 5 of the Note Agreement is amended and restated in its entirety to read as follows:

      5. COVENANTS.


            5.1 Affirmative Covenants. So long as this Agreement, any of the Notes or any other Credit Document shall remain in effect or any of the principal of or interest on any of the Notes or any other amount payable by a Credit Party to the holder of any Note pursuant to this Agreement, any of the Notes or any other Credit Document shall remain unpaid, unless waived in writing by the Required Holders, each Credit Party covenants and agrees that:


                  (a)   Financial Statements.

                        (i)   The Company will deliver to each holder of a
      Note in duplicate:


                              (A) within ninety (90) days after the end of each of its fiscal years, the consolidated statement of financial position of the Company and its Consolidated Subsidiaries as of the end of such year, and the related consolidated statements of income, stockholders' equity and cash flows for the year then ended, accompanied by a certificate of independent public accountants of recognized standing satisfactory to the Required Holders as to such statements, which certificate will contain no material exceptions or qualifications except such as are acceptable to the Required Holders;


                              (B) within sixty (60) days after the end of each of the first three (3) quarters of each of its fiscal years, the consolidated statement of financial position of the Company and its Consolidated Subsidiaries as at the end of such quarters,


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      and the related consolidated statements of income and cash flows for such quarters and the portion of the fiscal year then ended;


                              (C) promptly upon the filing thereof, copies of all Form 8-K, 10-K, and 10-Q reports, if any, which the Company shall have filed with the Securities and Exchange Commission;


                              (D)   in the event the Company Notes are not
      outstanding, promptly upon its becoming available and in any event within 30 days after such time as such reports are required to be filed with the IRS, a copy of the annual report of the Plan on Form 5500;


                              (E)   in the event the Company Notes are not
      outstanding, promptly upon its becoming available, copies of the Annual Report on Form 11-K of the Plan as filed with the Commission;


                              (F)   in the event the Company Notes are not
      outstanding, promptly following the Company's obtaining knowledge thereof, a notice of the occurrence of any event that could, in the reasonable judgment of the Company, be expected to give rise to a change in the interest rate applicable to the Notes or the payment of any amount by the ESOT pursuant to paragraph 7; provided, however, that the Company shall not be required pursuant to this paragraph (G) to give notice of the introduction or enactment of any amendments to ERISA or the Code or of the proposal or adoption of any regulations under either ERISA or the Code or any other matter of public knowledge;

                              (G)   from time to time such additional
      information regarding the financial position or business of the Company as the holder of any Note may reasonably request; and


                              (H) simultaneously with the delivery of each set of financial statements referred to in paragraphs (A) and (B) above, a certificate of a Responsible Officer of the Company (1) stating that in the course of the performance of his duties he would normally obtain knowledge of any condition or event which constitutes, or which after notice or lapse of time or both would constitute, an Event of Default specified in paragraph 9, (2) stating whether or not he has obtained knowledge of any such condition or event and, if so, specifying each such condition or event of which he has knowledge and the nature and period of existence thereof and the action the Company is taking and proposes to take with respect thereto and (3) setting forth the calculations required to establish compliance with subparagraph 5.2(d).


                        (ii) The Company shall promptly give notice to each holder of Notes of (A) the occurrence of any Default or Event of Default, accompanied by a certificate specifying the nature of such Default or Event of Default, the period of existence thereof and the action that the Company has taken or proposes to take with respect thereto and (B) the occurrence of any of the following with respect to the Company or any of its Consolidated Subsidiaries (x) the pendency or commencement of


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      any litigation, arbitral or governmental proceeding against such Person which if adversely determined could reasonably be expected to have a Material Adverse Effect or (y) the institution of any proceedings against such Person with respect to, or the receipt of notice by such Person of potential liability or responsibility for violation, or alleged violation of any federal, state or local law, rule or regulation, including but not limited to, Environmental Laws, the violation of which could reasonably be expected to have a Material Adverse Effect.

                  (b) Payment of Obligations. It will, and will cause each of its Subsidiaries to, pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Company or its Subsidiaries, as the case may be.


                  (c) Conduct of Business and Maintenance of Existence. It will, and will cause each of the Material Subsidiaries to, (i) continue to engage in business of the same general type as now conducted by it and preserve, renew and keep in full force and effect its corporate existence (except in connection with mergers or consolidations permitted under subparagraph 5.2(b)) and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business and (ii) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, be reasonably expected to have a Material Adverse Effect.


                  (d)   Maintenance of Property; Insurance.

                        (i) It will, and will cause each of the Material Subsidiaries to, (A) keep all property useful and necessary in its business in good working order and condition, except where the failure to keep such property in good working order could not reasonably be expected to have a Material Adverse Effect and (B) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amount and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business (it being understood that the Company may maintain self-insurance to a similar extent as is commonly maintained by companies engaged in the same or a similar business). Within 60 days of the Third Amendment Effective Date, the Collateral Agent shall be named as loss payee or mortgagee, as its interest may appear, and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Collateral Agent, that it will give the Collateral Agent thirty (30) days prior written notice before any such policy or policies shall be altered or canceled.

                        (ii) In the event that any Credit Party or any of its Subsidiaries receives Net Cash Proceeds on account of any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any Property of the Credit Parties or their Subsidiaries (with respect to any such Person, an "Involuntary Disposition"), the Credit

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      Parties shall apply (or cause to be applied) such Net Cash Proceeds in accordance with the provisions of subparagraph 5.2(b)(iii). All insurance proceeds shall be subject to the security interest of the Collateral Agent (for the ratable benefit of the Secured Parties referred to in applicable Collateral Documents) under the Collateral Documents.


                  (e) Books and Records. It will, and will cause each of the Material Subsidiaries to, keep proper books of records and account in which full, true and correct entries in conformity with generally accepted accounting principles in effect with respect to such Person (meaning GAAP for the Company and its Domestic Subsidiaries) and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities.



                  (f) EBITDA and Assets of Material Subsidiaries. The Credit Parties shall at all times collectively account for 50% or more of the Consolidated EBITDA and assets, respectively, of the Company and its Consolidated Subsidiaries. Within 60 days of the Sixth Amendment Effective Date, the Company will deliver to the holders of the Notes a certificate, in a form reasonably acceptable to the Required Holders, demonstrating that the Credit Parties are in compliance with this subparagraph 5.1(f).



                  (g) Year 2000 Compliance. The Company will promptly notify each holder of Notes in the event any Credit Party discovers or determines that any computer application that is material to its or any of its Subsidiaries' business and operations will not be Year 2000 Compliant (as defined in subparagraph 3.19 of the Third Amendment), except to the extent that such failure could not reasonably be expected to have a Material Adverse Effect.



                  (h) Plan Existence. As long as the Company Notes are not outstanding, each of the Company and the ESOT will (i) do all things necessary to comply with the requirements for an "exempt loan" to the ESOT as defined in Treasury Regulation sections 54.4975-7 and 54.4975-11 and the requirements, if any, that may be promulgated from time to time with respect to section 133 of the Code; (ii) do all things necessary to maintain and keep in full force and effect the Plan as an "employee stock ownership plan", within the meaning of section 4975(e)(7) of the Code and section 407(d)(6) of ERISA; (iii) cause the Plan and the ESOT to be operated and administered at all times and be amended as necessary so as to remain qualified under sections 401(a), 401(k) and 4975(e)(7) of the Code and the ESOT to remain tax-exempt under section 501(a) of the Code;
(iv) cause all other actions to be taken which are necessary for the Plan and the ESOT to be in material compliance with all applicable requirements of ERISA (including Titles I and II thereof) and the Code and the regulations thereunder as from time to time in effect and applicable to the Plan and the ESOT; (v) take no action to amend or otherwise modify any Plan Document in a manner that would result in the extension of credit represented by the Notes ceasing to qualify as a "securities acquisition loan" within the meaning of section 133(b) of the Code. The Company covenants that it will make contributions to the ESOT as required by the Plan. Nothing in this subparagraph 5.1(h) is intended to give any Person, other than the holders of the Notes, any rights.



                  (i) Audit/Inspections. Upon reasonable notice and during normal business hours, each Credit Party will permit representatives appointed by the holder of any Note, including, without limitation, independent accountants, agents, attorneys and appraisers, to visit and inspect such Credit Party's property, including its books and records, its accounts



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receivable and inventory, its facilities and its other business assets, and to make photocopies or photographs thereof and to write down and record any information such representative obtains and shall permit such holder of a Note or its representatives to investigate and verify the accuracy of information provided to the holders of the Notes, and to discuss all such matters with the executive officers, pertinent employees and representatives of the Credit Parties; provided, however, that so long as no Event of Default shall have occurred and be continuing (i) no verification of accuracy of information shall include contacting the account debtors under any accounts receivable of any Credit Party and (ii) such visits and inspections shall not (A) disrupt the normal business operations of any Credit Party, (B) be conducted by more than 5 Persons at any one time or (C) occur more frequently than annually. The holder of a Note, by accepting the benefits of this subparagraph 5.1(i) agrees to keep confidential the information obtained from any such audit or inspection in accordance with the provisions of paragraph 140.



                  (j) Additional Credit Parties. At the time any Person becomes a Domestic Subsidiary (other than a Receivables Financing SPC or a Preferred Stock SPC or as otherwise agreed to by the Collateral Agent) or a "Credit Party" under the Credit Agreement or becomes a guarantor with respect to any other Indebtedness of the Company, the Company shall so notify the holders of the Notes and promptly thereafter (but in any event within 30 days after the date thereof) shall (a) cause such Person to execute a Guarantor Joinder Agreement in substantially the same form as Exhibit A to the Sixth Amendment, (b) cause such Person to execute counterparts of, or a joinder in, the Pledge Agreement and the Security Agreement in a form reasonably acceptable to the Collateral Agent, (c) cause all of the Capital Stock of such Person to be delivered to the Collateral Agent (together with undated stock powers, if applicable, signed in blank) and pledged to the Collateral Agent, (d) cause all of the Capital Stock of the Domestic Subsidiaries of such Person and 65% of the voting Capital Stock and all non-voting capital stock of its First Tier Foreign Subsidiaries to be delivered to the Collateral Agent (together with undated stock powers, if applicable, signed in blank) and pledged to the Collateral Agent, and (e) deliver, or cause such Person to deliver, such other documentation as the Collateral Agent may reasonably request in connection with the foregoing, including, without limitation, certified resolutions and other organizational and authorizing documents of such Person, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above) and appropriate UCC-I financing statements, all in form, content and scope reasonably satisfactory to the Collateral Agent.


                  (k)   Further Assurances.  Each Credit Party will:

                        (i) At its expense, within 60 days after it acquires any ownership interest in real property (other than an Excluded Asset) or such later date as may be agreed upon by the Collateral Agent provided the Company demonstrates to the Collateral Agent that it is using it best efforts to deliver such documents, execute, acknowledge, record or register and deliver to the Collateral Agent, (in a form reasonably satisfactory to the Agents) such mortgages, deeds of trust or other real estate security documents as may be required validly to create and perfect and ensure the priority and enforceability of a Lien upon such interest in favor of the Collateral Agent for the benefit of the holders of the Notes and each other beneficiary of the security interests granted in

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      the Pledge Agreement and the Security Agreement (to the extent such beneficiary has a legal or contractual right to the benefit of such Lien);


                        (ii) To the extent requested by the Collateral Agent, at its expense, within 60 days after the Sixth Amendment Effective Date as to each property subject to a Mortgage, deliver to the Collateral Agent such additional certificates, legal opinions, surveys, policies of title insurance, loss payee endorsements and other supporting documents related to the Mortgages, and take such actions (specifically including slipsheeting pages to the Mortgages to effect modifications suggested by local counsel and providing for the recording of the Mortgages in the appropriate recording offices) with respect to perfecting the Liens granted to the Collateral Agent pursuant to the Mortgages, in each case as the Collateral Agent may reasonably request. In connection with the Mortgages, the companies hereto agree that the Mortgages may be slipsheeted following the Sixth Amendment Effective Date to effect modifications suggested by local counsel to ensure proper recording of the Mortgages or for similar purposes;


                        (iii) At its expense, from time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Collateral Agent or the Required Holders may reasonably request, for the purposes of implementing or effectuating the provisions of this Agreement and the other Credit Documents or creating or perfecting or ensuring the priority or sufficiency or enforceability or enforcement of a Lien in favor of the Collateral Agent as security for the Notes upon any or all of its Property (whether then owned or thereafter acquired), except the Excluded Assets, or more fully perfecting or renewing any such Lien;


                        (iv) To the extent requested by the Collateral Agent or the Required Holders, at its expense and, if the exercise by the Collateral Agent or any holder of a Note of any power, right, privilege or remedy pursuant to this Agreement or the other Credit Documents requires any consent, approval, recording, qualification or authorization of any Governmental Authority, execute and deliver, or cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that may be required from any Credit Party or any of its Subsidiaries or may reasonably be requested for such governmental consent, approval, recording, qualification or authorization;


                        (v) In respect of any Property of any Credit Party that is an Excluded Asset solely for want of consent from any Governmental Authority or from one or more of the parties to a contract, use its commercially reasonable best efforts to obtain such consent in such form as may reasonably be requested by the Collateral Agent or the Required Holders; and

                        (vi) Cause BetzDearborn Canada, Inc. ("BD Canada") and, to the extent requested by the Collateral Agent, each Subsidiary of BD Canada and each other Subsidiary of the Company that is domiciled in Canada, to, at its expense, within 60 days of the Sixth Amendment Effective Date, execute, acknowledge, record or register

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      and deliver to the Collateral Agent such agreements, pledge agreements, mortgages and other security or supporting documents as are reasonably requested by the Collateral Agent to validly create and perfect and ensure the priority and enforceability of a Lien upon such Person's Canadian real and personal property in favor of the Collateral Agent for the benefit of the holders of the Notes and each other beneficiary of the security interests granted in the Pledge Agreement and the Security Agreement (to the extent such beneficiary has a legal or contractual right to the benefit of such Lien).


                  (l) Initial Hybrid Equity Transaction. No later than January 15, 1999, the Company shall complete the Initial Hybrid Equity Transaction.


                  (m) Contributions to the ESOT. As long as the Company Notes are not outstanding, the Company covenants that it will make contributions to the ESOT in amounts sufficient, together with other funds legally available therefor, to enable the Trustee to make payments of principal, Market Premium, if any, and interest of the ESOT Notes when due. Nothing in this subparagraph 5.1(m) is intended to give any Person, other than holders of the Notes, any rights.


                  (n) Senior Note Indenture, Bridge Note Agreement. It will duly and punctually perform and observe each and all of its covenants and obligations under the Senior Note Indenture and the Bridge Note Agreement, as in effect on the Sixth Amendment Effective Date and as waived, amended or otherwise changed from time to time thereafter with the written consent of the Required Holders, without giving effect to any other waiver, modification, termination or replacement thereof.

            5.2 Negative Covenants. So long as this Agreement, any of the Notes or any other Credit Document shall remain in effect or any of the principal of or interest on any of the Notes or any other amount payable by a Credit Party to the holder of any Note pursuant to this Agreement, any of the Notes or any other Credit Document shall remain unpaid, unless waived in writing by the Required Holders, each Credit Party covenants and agrees that:


                  (a) Limitation on Liens. It will not, and will not permit any of the Subsidiaries to, create, incur, assume or suffer to exist any Lien on any Property owned by such Person (including all Capital Stock of any Subsidiary now or hereafter owned by such Person) to secure Indebtedness, or acquire any such Property subject to any conditional sale or title retention agreement, except:
(i) purchase money security arrangements upon Property acquired subsequent to the date of this Agreement, provided that each such security arrangement does not exceed 80% of the cost or fair value of the Property acquired and is a lien only on such Property, or renewals or extensions of any such security arrangement upon the same Property and not in a greater amount; (ii) Liens on Property in favor of, or any conditional sale or title retention agreement relating to any Property with, the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any such political subdivision, or any agent or trustee acting on behalf of any of the foregoing, or any agent or trustee acting on behalf of the holders of obligations issued by any of the foregoing, to secure partial, progress, advance or other payments pursuant to any agreement, understanding, contract, lease or statute (including, but not limited to, agreements, understandings, contracts, leases or statutes that require the construction of Property and sale thereof to


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      any of the named departments, agencies or political divisions, as a part of the lease or installment purchase of such Property by the Company or any Subsidiary) or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the Property subject to such Liens; (iii) any reservation or exception contained in any instrument under which the Company or any Subsidiary owns or shall acquire any Property and under the terms of which any vendor, lessor or assignor reserves or excepts an interest in oil, gas or any other mineral or the proceeds thereof; (iv) any conveyance or assignment under the terms of which the Company or any Subsidiary conveys or assigns an interest in oil, gas or any, other mineral or the proceeds thereof whether or not such conveyance or assignment is in connection with or substantially simultaneous with an extension of credit to the grantee or assignee thereunder on a basis providing for repayment of all or substantially all of such advance out of such proceeds or out of production from such interest; (v) any lien upon any Property owned by the Company or any Subsidiary or in which the Company or any Subsidiary owns an interest to secure payment of its proportionate part of the expenses of developing or conducting operations for the recovery, storage, transportation or sale of the mineral resources of such Property (or Property with which it is unitized); (vi) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company or such Subsidiary; (vii) Liens (not otherwise permitted hereunder) which secure indebtedness for borrowed money not exceeding (as to the Company and all Subsidiaries) $10,000,000 in aggregate amount at any time outstanding; (viii) any Liens securing indebtedness for borrowed money of a wholly-owned Subsidiary of the Company, to the Company or to another wholly-owned Subsidiary of the Company; (ix) Liens for taxes not yet due or that are being contested in good faith and by appropriate proceedings; (x) carriers', warehousemen's, mechanic's, materialmen's, repairmen's or other like Liens arising in the ordinary course of business; (xi) pledges and deposits made in the ordinary course of business in compliance with workmen's compensation, unemployment insurance and other social security laws or regulations;
      (xii) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (xiii) Liens in favor of customs revenue authorities arising as a matter of law to secure payment of customs duties; (xiv) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part of any lien referred to in the foregoing clauses (i) to (v), inclusive, provided that the obligation secured thereby shall not exceed the obligation so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to that portion of the Property which secured the lien so extended, renewed or replaced (plus improvements on such Property); (xv) Liens in favor of the Collateral Agent pursuant to the Collateral Documents; and (xvi) Liens (not otherwise permitted hereunder) which are set forth on Schedule XI attached to the Sixth Amendment.


                  (b)   Limitations on Mergers, Asset Sales and Asset
Purchases.


                        (i) Limitation on Mergers and Liquidations. It will not, and will not permit any of its Subsidiaries to, merge, consolidate, amalgamate or enter into any similar combination with any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) except:


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                              (A)   Any Credit Party or any of its Subsidiaries
      may merge or otherwise combine with any other Person, provided that (I) such Credit Party or its Subsidiary, as the case may be, is the entity surviving such transaction, (II) immediately prior to and after giving effect on a Pro Forma Basis to such transaction, no Default or Event of Default exists or would exist and (III) the Board of Directors of such Person has approved such transaction;


                              (B) Any Credit Party may merge or otherwise combine with any other Credit Party, provided that if the Company is a party to such a transaction, the Company shall be the survivor;

                              (C) Any wholly-owned Subsidiary of a Credit Party (which Subsidiary is not itself a Credit Party) may merge or otherwise combine with a Credit Party or any other wholly-owned Subsidiary of a Credit Party; and


                              (D) Any wholly-owned Subsidiary of a Credit Party may liquidate, wind-up or dissolve itself (I) into a Credit Party or any wholly-owned Subsidiary of a Credit Party or (II) otherwise in a transaction in which the assets of such dissolving Subsidiary become owned by a wholly-owned Subsidiary of a Credit Party.


                        (ii) Limitations on Asset Sales and Asset Purchases. It will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise dispose of any of its assets or purchase another Person or the assets of another Person in a transaction or series of related transactions unless:

                              (A)   immediately prior to and after giving
      effect on a Pro Forma Basis to such transaction, no Default or Event of Default exists or would exist;

                              (B)   if such transaction is a purchase, the
      cash purchase price of such purchase along with the cash purchase prices of all other such purchases consummated pursuant to this subparagraph 2.5(b)(ii)(B) in each fiscal year does not exceed $25,000,000; and


                              (C) if such transaction a sale, lease or other disposition of assets, (x) such transaction is not an Asset Disposition,
      (y) such transaction is an Asset Disposition of the Resins Division or FiberVision or (z) the aggregate value of the assets sold, leased or disposed of in such transaction, when added to the aggregate value of all assets sold, leased or disposed of in all transactions permitted by this clause (z) at any time after the Sixth Amendment Effective Date, does not exceed $50,000,000.


                        (iii) Application of Proceeds. In connection with any Asset Disposition consummated while the Notes are outstanding (including for such purpose the issuance of direct or indirect equity in FiberVisions or the Resins Division or their respective assets), no later than two (2) Business Days prior to such Asset Disposition, the holders of the Notes shall have received a certificate of a Responsible Officer of the Company specifying the anticipated or actual date of such Asset Disposition, briefly describing the assets to be sold or otherwise disposed of and setting forth the net book value of such assets, the aggregate consideration and the Net Cash Proceeds to be received for such assets in connection with such Asset Disposition, and thereafter the Credit parties shall, within the period of 180 days following the consummation of such Asset Disposition, apply (or cause to be applied) an amount equal to the Net Cash Proceeds of such Asset Disposition to (A) make Eligible Reinvestments or (B) prepay the Loans under the Credit Agreement in the manner specified in subparagraph 5.2(n).



                              (iv) Release of Guarantors and Collateral. Upon the sale of any Subsidiary or Collateral permitted by this subparagraph 5.2(b), the Credit Parties may (to the extent applicable) request the Collateral Agent (and the Collateral Agent is authorized, on behalf of the holders of the Notes) to deliver to the Credit Parties, upon the Credit Parties' request and at the Credit Parties' expense, such documentation as is reasonably necessary to evidence the release of the Collateral Agent's security interest, if any, in such Collateral, including, without limitation, amendments or terminations of UCC financing statements, if any, the return of stock certificates, if any, the release of mortgages, if any, and the release of such Subsidiary from all of its obligations, if any, under the Credit Documents including the release of such Subsidiary, if it is a Guarantor hereunder from its obligations under paragraph 6 hereof. Upon the release of a Guarantor the pledges and grants of security interests to the extent given by such Guarantor pursuant to the Pledge Agreement, the Security Agreement and the Mortgages, and the covenants and other agreements contained herein and therein, shall no longer be effective as to such Guarantor and shall otherwise cease and be of no further force and effect as to such Guarantor.


                  (c) Limitations on Sale/Leaseback Transactions. It will not, and will not permit any of the Subsidiaries to, sell or transfer any manufacturing Properties to anyone (other than the Company or to a Subsidiary in which the Company owns 50% or more of the voting stock) with the intention of taking back a lease of such Property or any similar Property, except in connection with a lease for a temporary period during or at the end of which it is intended that the use by the Company or its Subsidiary of such Property will be discontinued.

                  (d)   Financial Covenants.

                        (i) Leverage Ratio. It will not permit, as of the day of any fiscal quarter, the Leverage Ratio to exceed the ratio set forth below for the applicable period:

                 Period                       Maximum Leverage Ratio
                 ------                       ----------------------
 October 1, 2000 through September 30, 2001    4.75 to 1.0
 October 1, 2001 through March 31, 2002        4.50 to 1.0
 April 1, 2002 through December 31, 2002       4.25 to 1.0
 January 1, 2003 through December 31, 2005     3.75 to 1.0
 January 1, 2006 and thereafter                3.00 to 1.0

                        (ii) Minimum Net Worth. It will not permit at any time Consolidated Net Worth to be less than $839,900,000, increased or (in the case of clause (z) below only) decreased, as applicable, on a cumulative basis as of the last day of each fiscal quarter (commencing on September 30, 2000) by an amount equal to the sum of (x) 60% of Consolidated Net Income, if positive, for such fiscal quarter, (y) 80% of any Equity Issuances (including an issuance of hybrid equity securities (e.g., trust preferred capital securities), but only if such issuance increases Consolidated Net Worth) commenced in such fiscal quarter and (z) the amount of any gain or loss in Consolidated Net Worth arising from any Asset Disposition consummated in such fiscal quarter.


                        (iii) Interest Coverage Ratio. It will not permit, as of the last day of any fiscal quarter, the Interest Coverage Ratio to be less than the ratio set forth below for the applicable period:

                 Period                      Maximum Interest Coverage Ratio
                 ------                      -------------------------------
October 1, 2000 through December 31, 2001              1.75 to 1.0
January 1, 2002 through December 31, 2005              2.00 to 1.0
January 1, 2006 through December 31, 2006              2.50 to 1.0
January 1, 2007 through December 31, 2007              2.75 to 1.0
January 1, 2008 and thereafter                         3.00 to 1.0


                  (e) Limitations on Transactions with Affiliates. It will not, and will not permit any of its Subsidiaries to, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is
(a) otherwise permitted under this Agreement, (b) in the ordinary course of its or such Subsidiary's business (or is a transaction among wholly-owned Subsidiaries of the Company) and (c) upon fair and reasonable terms no less favorable to it or such Subsidiary, as the case may be, than it would obtain in a comparable arm's length transaction with a Person which is not an Affiliate; provided that it shall not be a breach of this covenant to the extent that the failure of the Company or any of its Subsidiaries to comply with the foregoing would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.


                  (f) Limitations on Indebtedness. It will not nor will it permit any of the Subsidiaries to, contract, create, incur, assume or permit to exist any Indebtedness, except:


                        (i) Indebtedness arising under this Agreement and the Notes and the other Credit Documents and under the Credit Agreement and the other Credit Documents (as defined in the Credit Agreement);


                        (ii) Indebtedness of the Company and its Subsidiaries set forth in Schedule IV attached to the Sixth Amendment (but not including any renewals, refinancings or extensions thereof);

                        (iii) obligations of the Company and its Subsidiaries in respect of Hedging Agreements entered into in order to manage existing or anticipated interest rate or exchange rate and not for speculative purposes;

                        (iv) obligations of the Company and its Subsidiaries in connection with any Permitted Receivables Financing, to the extent such obligations constitute Indebtedness;

                        (v) intercompany Indebtedness owing by a Credit Party to another Credit Party;

                        (vi) the Senior Notes and a guaranty of the Senior Notes on the terms set forth in the Senior Note Indenture, if given by a Permitted Guarantor,


                        (vii) in addition to the Indebtedness otherwise permitted by this subparagraph 5.2(f), other purchase money Indebtedness hereafter incurred by the Company and its Subsidiaries; provided that the aggregate outstanding principal amount of such Indebtedness shall not exceed $25,000,000 at any time;


                        (viii) the Bridge Notes and any refinancings, refundings, renewals or replacements thereof (so long as the terms of such refinancings, renewals or replacements do not provide for maturities or amortization payments on or prior to November 15, 2007) and a guaranty of the Bridge Notes by Permitted Guarantors on a pari passu basis with the guaranties of such Guarantors hereunder and any refinancings, refundings renewals or replacements thereof (on similar terms); and

                        (ix) one or more series of subordinated debt securities issued by the Company for aggregate Net Cash Proceeds not exceeding $250,000,000, on terms (including subordination terms) reasonably consistent with those customary in the United States capital markets for similar high yield subordinated debt instruments, if the Net Cash Proceeds are applied to repay the Loans as required by subsection 2.6(b) of the Credit Agreement and to make an offer to prepay the Notes pursuant to subparagraph 5.2(n), and guaranties of such securities given by a Permitted Guarantor on such terms.

                  (g) Fiscal Year; Organizational Documents. It will not (i) without the prior written consent of the Required Holders, change its fiscal year or make any material change, or permit any of its Subsidiaries to make any material change, to its accounting treatment and reporting practices under GAAP (except as required by GAAP; notwithstanding the foregoing, a Subsidiary that is not a Credit Party may change its fiscal year to coincide with the fiscal year of the Company at any time without the consent of the Required Holders) or (ii) without the prior written consent of the Required Holders, amend, modify or change its articles of incorporation (or corporate charter or other similar organizational document) or bylaws (or other similar document).

                  (h) Limitation on Restricted Actions. It will not, and will not permit any of the Subsidiaries (other than a Receivables Financing SPC in connection with a Permitted Receivables Financing) to, directly or indirectly, create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Person to (i) pay dividends or make any other distribution on any of such Person's capital stock, (ii) pay any Indebtedness owed to the Company or any other Credit Party, (iii) make loans or advances to any other Credit Party or (iv) transfer any of its property to any other Credit Party, except for encumbrances or restrictions existing under or by reason of (A) customary non-assignment or net worth provisions in any lease governing a leasehold interest, (B) any agreement or other instrument of a Person existing at the time it becomes a Subsidiary of the Borrower, provided that such encumbrance or restriction is not applicable to any other

      Person, or any property of any other Person, other than such Person becoming a Subsidiary of the Borrower and was not entered into in contemplation of such Person becoming a Subsidiary of the Borrower, (C) this Agreement and the Notes, (D) the other Credit Documents and the Credit Agreement and the other Credit Documents (as defined in the Credit Agreement), (E) the Senior Note Indenture and (F) the Bridge Note Agreement.


                  (i) No Other Negative Pledges. It will not, and will not permit any of the Subsidiaries to, enter into, assume or become subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation, except pursuant to (A) the documents executed in connection with any Permitted Receivables Financing (but only to the extent that the related prohibitions against other encumbrances pertain to the applicable transferred assets actually sold, contributed, financed or otherwise conveyed or pledged pursuant to such Permitted Receivables Financing), (B) this Agreement and the other Credit Documents, (C) the Credit Agreement and the other Credit Documents (as defined in the Credit Agreement), (D) the Senior Note Indenture and (E) the Bridge Note Agreement.

                  (j) Restricted Payments. The Company will not, nor will it permit any Subsidiary to, directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment, except (a) to make dividends payable solely in the same class of Capital Stock of each Person or the common stock of each Person, (b) to make dividends or other distributions payable to any Credit Party and (c) to make scheduled dividend payments of approximately $51 million per year on the 9.42% Junior Subordinated Deferrable Interest Debentures due March 2029 of Hercules Trust I and the 6.5% CRESTS Units of Hercules Trust II outstanding as of the Sixth Amendment Effective Date.

                  (k)   Limitation on Prepayment or Redemption of
Indebtedness or Capital Stock. The Company will not, nor will it permit any Subsidiary to,

                        (i) amend, modify or refinance (or permit the amendment, modification or refinancing of) any Indebtedness (other than Indebtedness evidenced by this Agreement and the Notes issued pursuant hereto and Indebtedness permitted under subsection 5.2(f)(viii)) if such amendment, modification or refinancing would add or change any terms in a manner that is more adverse to the issuer of such Indebtedness, or shorten the final maturity or average life to maturity or require any payment to be made sooner than originally scheduled or increase the interest rate applicable thereto or change any subordination provision thereof, or

                        (ii) make (or give any notice with respect thereto) any voluntary or optional payment or prepayment or redemption or acquisition for value of (including, without limitation, by way of depositing money or securities with the with respect thereto before due for the purpose of paying when due) any Indebtedness (other than Indebtedness evidenced by this Agreement and the Notes issued pursuant hereto, Indebtedness that is being refinanced in accordance with clause (i) above and other than any payment, prepayment or redemption of the Bridge Notes with the proceeds of any

      Indebtedness or equity securities issued by the Company or any of its Consolidated Subsidiaries) or any Capital Stock.

                  (l) Advances, Investments and Loans. The Company will not, nor will it permit any Subsidiary to, lend money or extend credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any Person except for Permitted Investments.

                  (m) Incorporated Provisions. The Company will not amend or supplement the Credit Agreement (or any agreement replacing the Credit Agreement in whole or in part) in any manner, or enter into, amend or supplement any other agreement relating to Indebtedness, if the effect thereof would be to adopt, amend or add covenants or defaults, the effect of which are more restrictive on the Company and its Subsidiaries than are the covenants and defaults contained herein, unless the Company shall execute and deliver to the holders of the Notes an instrument in writing supplementing this Agreement and extending the benefit of such Additional Provisions to the holders of the Notes. Once incorporated in this Agreement, no waiver or consent under or amendment or termination of, the Credit Agreement (or any such other agreement), shall have any effect on the Additional Provisions as incorporated herein.


                  (n) Prepayments under Credit Agreement; Offer to Prepay Notes. The Company will not amend, restate or otherwise change or supplement the provisions of subsection 2.6(b)(ii), 2.6(b)(iii) or 2.6(b)(iv) of the Credit Agreement (as in effect on the Sixth Amendment Effective Date after giving effect to the Bank Third Amendment), other than to terminate the same and it will apply any Net Cash Proceeds from an Asset Disposition, Permitted Receivables Financing (the consummation of which shall be subject to the prior written consent of the Required Holders), Debt Issuance or Equity Issuance to prepay the Loans under the Credit Agreement in accordance with the terms of said subsection 2.6(b)(ii), 2.6(b)(iii) or 2.6(b)(iv) (herein called a "Bank Prepayment"). If the Company shall elect or otherwise be required to apply any such Net Cash Proceeds to make a Bank Prepayment, the Company shall give written notice thereof to the holders of the Notes not later than 30 days prior thereto and in that notice shall make (or shall cause the ESOT to make) an offer to apply a percentage of such Net Cash Proceeds to the prepayment of a principal amount of the Notes (at 100% of the principal amount thereof plus accrued interest thereon and the Market Premium, if any, with respect to such Notes), pro rata among the holders thereof, which percentage shall correspond to a fraction, the numerator of which shall be the amount of all Note Obligations outstanding at the time of such application and the denominator of which shall be the sum of all Note Obligations and all Bank Obligations at the time outstanding. If the Company (or the ESOT) shall make an offer to prepay Notes as aforesaid, it will specify the date of prepayment (which shall be the same day as the prepayment of the Loan under the Credit Agreement) and will prepay the Notes of those holders which shall have accepted such offer by notice given to the Company at least five (5) days prior to the date of prepayment.



         Section 5.3 Incorporation of Covenants from Senior Note Indenture. Reference is hereby made to the Senior Note Indenture and the covenants contained in Article 4_ of the Senior Note Indenture, as in effect as of the Sixth Amendment Effective Date or as amended or modified after giving effect to any subsequent amendment to the Senior Note Indenture which the Required Holders have approved in a writing referring to this Agreement (hereinafter referred to as the "Incorporated Covenants"). The Credit Parties agree that the Incorporated Covenants (and all other relevant provisions of the Senior Note Indenture, as in effect as of the Sixth Amendment Effective Date or as amended or modified after giving effect to any subsequent amendment to the Senior Note Indenture which the Required Holders have approved in a writing referring to this Agreement, related thereto, including without limitation the defined terms and other provisions contained in Article 4 and Section 1.01 thereof which are used in the Incorporated Covenants, hereinafter referred to as the "Additional Incorporated Terms") are hereby incorporated by reference into this Agreement to the same extent and with the same effect as if set forth fully herein and shall inure to the benefit of the holders of the Notes, without giving effect to any waiver, amendment, modification or replacement of the Senior Note Indenture or any term or provision of the Incorporated Covenants occurring subsequent to the Sixth Amendment Effective Date, except to the extent otherwise specifically provided in the following provisions of this paragraph. In the event a waiver is granted under the Senior Note Indenture or an amendment or modification is executed with respect to the Senior Note Indenture, and such waiver, amendment and/or modification affects the Incorporated Covenants or the Additional Incorporated Terms, then such waiver, amendment or modification shall be effective with respect to the Incorporated Covenants and the Additional Incorporated Terms as incorporated by reference into this Agreement only if consented to in writing by the Required Holders. In the event of any replacement of the Senior Note Indenture with a similar indenture (the "New Indenture") the covenants and additional terms contained in the New Indenture which correspond to the covenants contained in Article 4 and such additional terms contained in
Article 4 and Section 1.01 (each of the foregoing contained in the Senior Note Indenture) shall become the Incorporated Covenants and the Additional Incorporated Terms only if consented to in writing by the Required Holders and, if such consent is not granted or if the Senior Note Indenture is terminated and not replaced, then the covenants contained in Article 4 and such additional terms contained in Article 4 and Section 1.01 (each of the foregoing contained in the Senior Note Indenture (together with any modifications or amendments approved in accordance with this paragraph)) shall continue to be the Incorporated Covenants and the Additional Incorporated Terms hereunder. For purposes of the incorporation of the Incorporated Covenants pursuant to this paragraph 5.3, all references in the Incorporated Covenants to the "Trustee" shall be deemed to refer to the holders of the Notes.


      Section 1.2. (Paragraph 6) Paragraph 6 of the Note Agreement is hereby amended as follows:

                  (a) Paragraph 6.6 of the Note Agreement is amended by deleting the phrase "during the Collateral Period" from such paragraph in both places where it appears.

                  (b) Paragraph 6.9 of the Note Agreement is hereby deleted in its entirety.

      Section 1.3. (Paragraph 9A) Paragraph 9A of the Note Agreement is hereby amended in its entirety to read as follows:


            9A. DEFAULT; ACCELERATION. If any of the following events shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise):

                  (a)   default in the payment of

                        (i) any principal (including any Required Installment Payment) of or Market Premium on any Note when the same shall become due, whether at maturity or at the times specified in paragraph 4A or 4B or otherwise, either by the terms thereof or otherwise as herein provided, or


                        (ii) any interest on any Note when the same shall become due and such default shall continue for more than 3 days, or


                        (iii) any other amount payable by any Credit Party hereunder or under any other Credit Document when the same shall become due and such default shall continue for more than 3 days; or

                  (b) the Company states or otherwise claims in writing that any of its obligations under paragraph 8 is not enforceable in accordance with its terms; or

                  (c) default in the performance or breach of any covenant of the Company or the ESOT contained in (i) subparagraph 5.1 (h) or (m), (ii) paragraph 7 of this Agreement and continuance of such default or breach for a period of 5 Business Days or (iii) paragraph 8; or


                  (d) any Credit Party shall (i) fail to perform or observe any covenant contained in subparagraph 5.1 (e), (h), (i) or (j) or subparagraph 5.2 hereof or (ii) fail to perform or observe any covenant contained in subparagraphs 5.1(a)(i)(A), (B) or (H) or subparagraph 5.1(a)(ii) hereof and such failure referred to in this subparagraph 9A(d) shall continue unremedied for a period of five (5) days after the earlier of a Responsible Officer of the Company becoming aware of such failure or written notice specifying such failure and stating that such notice is a "Notice of Default" hereunder is given, by registered or certified mail or by courier, to the Company on behalf of the Credit Parties by the holder of any Note; or


                  (e) any Credit Party shall fail to perform or observe (i) any term, covenant or agreement contained herein or in any Note (other than those specified in clauses (a) through (d) above) and such failure shall continue unremedied for a period of thirty (30) days after the earlier of a Responsible Officer of the Company becoming aware of such failure or written notice specifying such failure and stating that such notice is a "Notice of Default" hereunder is given, by registered or certified mail or by courier, to the Company on behalf of the Credit Parties by the holder of any Note or (ii) any term, covenant or agreement contained in any other Credit Document and such failure shall continue unremedied beyond any applicable grace or cure period; or

                  (f) any representation or warranty made or deemed made by the ESOT or a Credit Party pursuant to this Agreement or in any other Credit Document or in any other document or certificate delivered pursuant hereto or in connection with any amendment hereof or any other Credit Document or any consent or waiver or thereunder shall prove to have been incorrect or misleading in any material respect as of the date made or deemed made; or

                  (g) the Company or any Subsidiary shall fail to pay at maturity, or within any applicable period of grace, any Indebtedness (other than the Indebtedness referred to in clause (a) above) or any obligations under Hedging Agreements, in each case with an outstanding principal or notional amount in excess of S25,000,000, or fail to observe or perform any term, covenant or agreement contained in any agreement by which it is bound governing, evidencing or securing Indebtedness or any obligations under Hedging Agreements, in each case with an outstanding principal or notional amount in excess of $25,000,000 for such period of time as would permit, or would have permitted ( assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder (or a trustee or agent on behalf of such holder or holders), to accelerate the maturity thereof, or of any such obligation; provided, however, that if any such failure occurs as to any Hedging Agreement or as to any Indebtedness other than Senior Notes and the Bridge Notes and if such failure shall be cured by the Company or such Subsidiary or waived by the requisite holders of the defaulted obligations, then the default hereunder by reason of such failure shall be deemed to have been cured and waived by the Required Holders unless prior thereto the Notes shall have been declared to be or shall have become immediately due and payable hereunder; or

                  (h) the Company or any Subsidiary shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, administrator, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the Federal Bankruptcy Code (as now or hereafter in effect), (v) be adjudicated as bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, administration, reorganization, winding-up or composition or adjustment of debts, (vii) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under such Bankruptcy Code, or
(viii) be authorized by its Board of Directors to take any of the foregoing actions; or

                  (i) a proceeding or case shall be commenced, without the application or consent of the Company, any other Credit Party or any Material Subsidiary, in any court of competent jurisdiction, seeking (i) the liquidation, administration, reorganization, dissolution or winding-up, or the composition or readjustment of debts, of the Company, any other Credit Party or any Material Subsidiary, (ii) the appointment of a trustee, receiver, administrator, custodian, liquidator or the like of the Company, any other Credit Party or any Material Subsidiary, or of all or any substantial part of its assets or (iii) similar relief in respect of the Company, any other Credit Party or any Material Subsidiary, under any law relating to bankruptcy, insolvency, administration, reorganization, winding-up or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, in any such case for a period of sixty (60) consecutive days, or an order for relief against the Company, any other Credit Party or any Material Subsidiary, shall be entered in an involuntary case under the Federal Bankruptcy Code (as now or hereafter in effect); or

                  (j) (i) any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any ERISA Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to an ERISA Plan or any Lien in favor of the PBGC or an ERISA Plan shall arise on the assets of the Company, any Subsidiary or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such ERISA Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Company, any Subsidiary or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to an ERISA Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

                  (k) one or more judgments or decrees shall be entered against the Company or any Subsidiary, involving in the aggregate a liability (not paid or fifty covered by insurance) of $50,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or


                  (l) this Agreement, any of the Notes or any other Credit Document shall cease, for any reason, to be in full force and effect, or any Credit Party shall so assert or any Credit Party shall disaffirm or deny any of its obligations thereunder; or any Collateral Document shall fail to create or constitute a legal, valid, enforceable and perfected Lien in favor of the Collateral Agent, as security for the principal (including any Required Installment Payment) of and Market Premium and interest on the Notes and other obligations of the Credit Parties under the Credit Documents, upon a material portion of the Collateral described therein as subject thereto or encumbered thereby, or any Credit Party shall so assert; or


                  (m)   any Change of Control shall occur;


                  (n) if ESOT Notes are outstanding, any order, judgment or decree is entered in any proceeding by a court of competent jurisdiction decreeing that the Plan, the ESOT or the ESOT Transaction has not been properly established or consummated, as me case may be (other than as specified in clause
(b)(ii) of paragraph 4(A), in any material respect, and such order, judgment or decree remains unstayed and in effect for more than 60 days of the time such order, judgment or decree first becomes appealable;


then (a) if such event is an Event of Default specified in clause (h) or (i) of this paragraph 9A with respect to the Company, all of the Notes at the time outstanding shall automatically become immediately due and payable at par together with interest accrued thereon, and together with the Market Premium, if any, with respect to each Note, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Company and the ESOT, and (b) if such event is any other continuing Event of Default, the holder or holders of at least 25% of the aggregate principal amount of the Notes at the time outstanding may at its or their option, by notice in writing to the Company and the ESOT, declare all of the Notes to be, and all of the Notes shall thereupon be and become, immediately due and payable together with interest accrued thereon and together with the Market Premium, if any, with respect to each Note, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company and the ESOT and the Company shall give notice in writing of such declaration to the other holders, provided that
(x) if such event is a continuing Event of Default specified in sub-clause (i) or (ii) of clause (a) of this paragraph 9A in respect of any Note, any holder of Notes may, at its option, by notice in writing to the Company and the ESOT, declare all of the Notes held by such holder to be, and all of such Notes shall thereupon be and become, immediately due and payable together with interest accrued thereon and together with the Market Premium, if any, with respect to each such Note, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company and the ESOT, (y) if any holder of Notes shall have declared all of the Notes held by such holder to be due and payable pursuant to clause (x) of this proviso, then the Company shall give notice in writing of such declaration to the other holders of Notes and any such other holder may at any time thereafter and until the later of (A) the expiration of 60 days after such other holder shall have received notice from the Company of such declaration and (B) the date on which all Events of Default and Defaults have been cured or waived pursuant to paragraph 14C, by notice in writing to the Company and the ESOT, declare all of the Notes held by such other holder to be immediately due and payable, together with interest accrued thereon and together with the Market Premium, if any, with respect to each such Note without presentment, demand, protest or any other notice of any kind, all of which are hereby waived by the Company and the ESOT. Nothing in this Agreement shall permit (i) a transfer of assets of the ESOT to any Person in excess of the amount permitted under Treasury Regulation Sec. 54.4975-7(b)(6), or (ii) if the holder of any Note is a disqualified person within the meaning of the Code or the Regulations thereunder, the transfer of assets of the ESOT to such holder except upon the failure of the ESOT to make payment of regularly scheduled payments of principal and interest on such Notes, and then only to the extent of such failure.


      Section 1.4. (Paragraph 12A) The defined terms and other provisions added to paragraph 12A of the Note Agreement by Section 2.4(b) of the Third Amendment are hereby amended and restated in their entirety to read as follows:


      "Acquisition": the acquisition by the Company and/or any of its Subsidiaries of the Capital Stock of BetzDearborn pursuant to the Merger Agreement


      "Additional Credit Party": each Person that becomes a Guarantor after the date of the Third Amendment as provided in such 5.1(j).


      "Additional Interest": at any time the annual rate of interest determined by reference to Schedule I attached to the Sixth Amendment.


      "Affiliate": as to any specified Person, any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a specified Person means the power, directly or indirectly, either to (a) vote 20% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities, by contract or otherwise.

      "Agreement": this Agreement, as amended, supplemented or modified from time to time.


      "Asset Disposition": the disposition of any or all of the assets (including without limitation the Capital Stock of a Subsidiary) of the Company or any of its Subsidiaries whether by sale, lease, transfer or otherwise (including a disposition pursuant to any casualty or condemnation event, but excluding a disposition pursuant to a Permitted Receivables Financing). The term "Asset Disposition" shall not include (i) the sale of inventory in the ordinary course of business, (ii) the sale or disposition of machinery and equipment no longer used or useful in the conduct of such Person's business, (iii) any Equity Issuance by the Company or (iv) intercompany transfers from a Credit Party or a wholly-owned Subsidiary of a Credit Party to a Credit Party.


      "Attributed Principal Amount": on any day, with respect to any Permitted Receivables Financing entered into by the Company or any of its Consolidated Subsidiaries, the aggregate amount (with respect to any such transaction, the "Invested Amount') paid to, or borrowed by, such Person as of such date under such Permitted Receivables Financing, minus the aggregate amount received by the applicable Receivables Financier (as defined in the definition of "Permitted Receivables Financing") and applied to the reduction of the Invested Amount under such Permitted Receivables Financing.

      "Bank Documents": the Credit Agreement, the Notes issued under the Credit Agreement, any Borrower Joinder Agreements(as defined in the Credit Agreement) or Guarantor Joinder Agreements (as defined in the Credit Agreement), the Collateral Documents (as defined in the Credit Agreement), any fee letters, any LOC Documents(as defined in the Credit Agreement), any BA Documents(as defined in the Credit Agreement) and all other related agreements and documents issued, delivered or executed hereunder or thereunder or pursuant hereto or thereto (in each case, as the same may be amended, modified, restated, supplemented, extended, renewed or replaced from time to time).

      "Bank Obligations": all payment obligations of the Borrowers (as defined in the Credit Agreement) and the Guarantors (as defined in the Credit Agreement) under the Bank Documents owing to the Agents and the Lenders parties to the Credit Agreement, whenever arising, including without limitation, amounts in respect of principal (which shall not, however, exceed S3,650,000,000), interest, fees and "breakage costs" and other expense reimbursement obligations.

      "Bank Third Amendment" means the Third Amendment to Amended and Restated Credit Agreement, dated as of November 14, 2000, providing for the amendment and restatement Of the Credit Agreement.

      "BetzDearborn":  BetzDearborn, Inc., a Pennsylvania corporation.

      "Bridge Notes": the Senior Notes due 2001, if any, issued pursuant to the Bridge Note Purchase Agreement, as the same may be extended on the first anniversary of the issuance thereof.

      "Bridge Note Agreement": if any, the Note Purchase Agreement among the Company, the guarantors party thereto, and the purchasers party thereto, executed upon a failure of the

Senior Notes to be issued, as the same may be amended, supplemented or otherwise modified from time to time.

      "Business Day": a day other than a Saturday, Sunday or other day on which commercial banks in Philadelphia, Pennsylvania or New York City are authorized or required by law to close.

      "Capital Lease": any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

      "Capital Stock": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.


      "Cash Equivalents": (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition ("Government Obligations"), (ii) U.S. dollar denominated (or foreign currency fully hedged) time deposits, certificates of deposit, Eurodollar time deposits and Eurodollar certificates of deposits of (y) any domestic commercial bank of recognized standing having capital and surplus in excess of S250,000,000 or (z) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody's is at least P-1 or the equivalent thereof (any such bank being an "Approved Bank"), in each case with maturities of not more than 364 days from the date of acquisition, (iii) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's and maturing within one year of the date of acquisition, (iv) repurchase agreements with a bank or trust company (including a Lender) or a recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America, (v) obligations of any state of the United States or any political subdivision thereof for the payment of the principal and redemption price of and interest on which there shall have been irrevocably deposited Government Obligations maturing as to principal and interest at times and in amounts sufficient to provide such payment, and (vi) auction preferred stock rated in the highest short-term credit rating category by S&P or Moody's.


      "Change of Control": Any of (i) any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of more than 30% of then outstanding voting stock of the Company, or (ii) the Company shall merge or consolidate with any Person other than in a transaction permitted under subsection 5.2(b), or (iii) the first day on which a majority of the members of the board of directors of the Company are not Continuing Directors; or (iv) any Asset Disposition shall be made that (of itself or when combined with any or all other Asset Dispositions) constitutes a sale of all or substantially all of the assets of the

Company and its Consolidated Subsidiaries, taken as a whole; or (v) any event shall occur that constitutes a "Change of Control" (as defined in the Senior
Note Indenture); or (vi) any event shall occur that constitutes a "Change of Control" (as defined in the Bridge Note Agreement); or (vii) any event shall occur that constitutes a "Change of Control" (as defined in the Credit Agreement) ; or (viii) any event shall occur that requires the Company or any Subsidiary to repay, redeem, or repurchase (or to offer to repay, redeem or repurchase) any Indebtedness outstanding in a principal amount in excess of $50,000,000 by reason of any change of ownership or control affecting the Company or such Subsidiary.

      "Closing Date":  October 15, 1998.

      "Code": the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations issued thereunder as in effect from time to time.

      "Collateral": all Property now owned or hereafter acquired by any and all of the Credit Parties, upon which a Lien is required, intended or purported to be granted pursuant to this Agreement or any of the Collateral Documents.


      "Collateral Agent": Bank of America, N.A., formerly known as NationsBank, N.A. (or any successor thereto) or any successor agent appointed pursuant to the provisions of the Intercreditor Agreement, dated as of December 31, 1998, among Bank of America, N.A., formerly NationsBank, NA. (as Agent under the Credit Agreement and as Collateral Agent) and The Prudential Insurance Company of America.



      "Collateral Documents": the Pledge Agreement, the Security Agreement and all joinders therein, all Mortgages at any time executed and delivered by any Credit Party, any and all other pledge or security agreements or collateral assignments executed and delivered by any of the Credit Parties in favor of the Collateral Agent, granting the Collateral Agent a Lien for the benefit of the holders of the Notes and any other beneficiaries described therein, to secure obligations of the Credit Parties under the Credit Documents and other obligations that were outstanding on the Sixth Amendment Effective Date and were then entitled (after giving effect to any amendments thereto as of such Sixth Amendment Effective Date), under the agreement governing such obligations, to the benefit of such Lien, together (in each case) with all other documents executed and delivered in connection therewith, including UCC financing statements, each as amended, modified, supplemented, extended, renewed or replaced from time to time.


      "Commonly Controlled Entity": an entity, whether or not incorporated, which is under common control with a Credit Party within the meaning of Section 4001 of ERISA or is part of a group which includes a Credit Party and which is treated as a single employer under Section 414 of the Code.


      "Consolidated EBITDA": for any fiscal period, (i) Consolidated Net Income for such period, plus (ii) Consolidated Interest Expense for such period, plus
(iii) to the extent deducted in computing such Consolidated Net Income, the sum of (a) taxes, (b) depreciation, (c) amortization, (d) any non-cash charges and
(e) any extraordinary, unusual or non-recurring cash losses or cash charges incurred in connection with (x) the Acquisition in an amount not to exceed $170 million after taxes in the aggregate for all such add-backs pursuant to this subclause (x) and

(y) the settlement prior to the Closing Date of certain litigation in an amount not to exceed $63 million after taxes in the aggregate for all such add-backs pursuant to this subclause (y), minus (iv) any extraordinary gains and noncash gains.


      "Consolidated Interest Expense": for any fiscal period, the amount of interest expense of the Company and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, including imputed interest expense paid in respect of Capital Lease obligations and any dividends paid on hybrid equity securities that are tax deductible (such as dividends on trust preferred capital securities) (but, with respect to such dividends on hybrid equity securities, without duplication to the extent a comparable amount is taken by the Company as interest expense on the interest paid on the related subordinated debt to the Preferred Stock SPC).

      "Consolidated Net Income": for any fiscal period, net income of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.


      "Consolidated Net Worth": as of the end of the most recently ended calendar month, the sum of (i) all items that would be included under stockholders' equity on a consolidated balance sheet of the Company and its Consolidated Subsidiaries plus (ii) insurance reserves. Consolidated Net Worth shall be determined in accordance with generally accepted accounting principles substantially the same as those used by the Company in preparing the financial statements referred to in subparagraph 3.2 of the Third Amendment and on a consolidated basis substantially the same as that used by the Company in preparing such financial statements; provided, however, that (A) foreign currency translation adjustments under Financial Accounting Standards Board Statement No. 52, "Foreign Currency Translation" and (B) items reported in comprehensive income and accumulated other comprehensive income under Financial Accounting Standards Statement No. 130 (including but not limited to gains or losses for derivatives designated as a hedge of exposure to variable cash flows of forecasted transactions and derivatives designated as a hedge of foreign currency exposure of a net investment in a foreign operation), shall not in either case be taken into account in calculating Consolidated Net Worth.


      "Consolidated Subsidiary": any Subsidiary the results of whose operations are, for financial accounting purposes, consolidated with the results of operations of the Company and its other Consolidated Subsidiaries on the most recent annual or quarterly financial statements of the Company and its Consolidated Subsidiaries.

      "Continuing Director": as of any date of determination, any member of the board of directors of the Company who (x) was a member of the board of directors of the Company as of the Sixth Amendment Effective Date or (y) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board at the time of such nomination or election.


      "Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

      "Control Investment Affiliate": as to any Person, any other Person that
(a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, "control" of a person means the power, directly or indirectly, to cause the direction of the management and policies of such Person whether by contract or otherwise.


       "Credit Agreement": the Amended and Restated Credit Agreement, dated as of April 19, 1999, by and among the Company, such Subsidiaries of the Company as may from time to time be Borrowers and/or Guarantors thereunder in accordance with the provisions thereof, the several banks and other fiscal institutions from time to time parties thereto (the "Lenders"), Bank of America, N.A. (formerly NationsBank, N.A.), a national banking association, as administrative agent for the Lenders, Bank of America Canada as Canadian administrative agent, and The Chase Manhattan Bank, Morgan Guaranty Trust Company of New York and Citibank, N.A. as Co-Syndication Agents, as the same has been amended and restated by the Third Amendment thereto, dated as of November __, 2000, and as the same may be further amended and be from time to time in effect (including extensions, renewals, refundings and replacements thereof).


      "Credit Documents": this Agreement, the Notes, the Third Amendment, the Fourth Amendment hereto dated as of April 19, 1999, the Fifth Amendment hereto dated as of July 26, 2000, the Sixth Amendment, any Guarantor Joinder Agreements, the Collateral Documents and all other related agreements and documents issued, delivered or executed hereunder or thereunder or pursuant hereto or thereto (in each case, as the same may be amended, modified, restated, supplemented, extended, renewed or replaced from time to time).

      "Credit Parties":  the Company and the Guarantors.


      "Debt Issuance": the issuance of any Indebtedness for borrowed money (including debt securities) by (and any refinancing thereof permitted hereunder) the Company or any of its [Consolidated] Subsidiaries, other than (i) the Loans under the Credit Agreement (as the same is in effect on the Sixth Amendment Effective Date), (ii) the Bridge Notes and the Senior Notes and (iii) purchase money Indebtedness permitted under subparagraph 5.2(f).


      "Default": any event specified in paragraph 9A, whether or not any requirement therein designated for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.


      "Dollars" and "$": dollars in lawful currency of the United States of America.


      "Domestic Subsidiaries": each direct and indirect Subsidiary of the Company that (a) is domiciled, incorporated or organized under the laws of any State of the United States or the District of Columbia or (b) maintains the majority of its assets (determined on a consolidated basis) in the United States of America.

      "Eligible Reinvestment": an acquisition of assets that is (i) not prohibited under subparagraph 5.2(b)(ii) and (ii) an acquisition of another business or any substantial part of another business or other long-term assets, in each case, in, or used or useful in, the same or a similar line of business as the Company and its Subsidiaries were engaged in on the Closing Date, or any reasonable extensions or expansions thereof.


      "Environmental Laws": any and all lawful and applicable Federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.


      "Equity Issuance": any issuance by the Company or any Consolidated Subsidiary to any Person other than the Company or a Consolidated Subsidiary of
(a) shares of its Capital Stock, specifically including any hybrid equity securities (e.g., trust preferred capital securities), (b) any shares of its Capital Stock pursuant to the exercise of options or warrants or (c) any shares of its Capital Stock pursuant to the conversion of any debt securities to equity. The term "Equity Issuance" shall not include any Asset Disposition.


      "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.


      "ERISA Plan": at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Company or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.


      "Event of Default": any event specified in paragraph 9A, provided that any requirement therein designated for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.


      "Excluded Assets":  each of:


      (a) any permit or license issued by any Governmental Authority, if and to the extent that, and for as long as, the grant of a security interest therein pursuant to the Collateral Documents is prohibited (notwithstanding the intention of the holder to grant such security interests to the fullest extent lawful) under any applicable law or judicial or administrative order, but not including any proceeds of any sale, lease, transfer or other disposition of any such permit or license;

      (b) any right or interest under a lease of Property, an intellectual property license agreement under which any Credit Party is the licensee or any other agreement under which any Credit Party is entitled to the performance of any material obligation other than the payment of money, to the extent that, and for as long as, the grant of a security interest therein pursuant to the Collateral Documents is prohibited thereby, would constitute a breach thereof or default thereunder, would give rise to any power of termination or material penalty or claim against the Company or any Subsidiary thereunder, or is subject to a required consent that has not been obtained, but not including any right to the payment of money or any proceeds of any sale, lease, transfer or other disposition of any such right or interest;

      (c) any personal property (other than Investment Property and Instruments as such terms are defined in the Uniform Commercial Code) as to which a Lien cannot be created by the grant of a security interest under the Uniform Commercial Code, unless the Collateral Agent has requested the Company to create a Lien as permitted under other applicable law and not otherwise an Excluded Asset;

      (d) any interest in real property having a fair market value, net of Liens other than Liens in favor of the Collateral Agent, that is less than S1,000,000;

      (e) any interest in the voting Capital Stock of a First Tier Foreign Subsidiary to the extent that such interest exceeds 65% of the voting Capital Stock of such Foreign Subsidiary;

      (f) proceeds from any Indebtedness incurred, or equity securities issued, by the Company or any of its Subsidiaries to the extent that the Net Cash Proceeds thereof are used to refinance the Bridge Notes;

      (g) such other assets or items as determined by the Administrative Agent; and

      (h)   the assets listed on Schedule IX attached to the Sixth Amendment.

      "Exempted Proceeds": all Net Cash Proceeds from any Debt Issuance or Equity Issuance that are applied to pay the principal of or interest on (premium or repayment fee, if any) the Bridge Notes.


      "FiberVisions": that certain division of the Company responsible for the manufacturing of thermal-bond polyproplene fine denier staple fibers and the production of olefin fiber and yarn for the domestic textile and industrial markets.


      "Financing Lease": any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.


      "First Tier Foreign Subsidiary": at any date of determination, each Foreign Subsidiary in which any one or more of the Company and its Domestic Subsidiaries owns more than 50%, in the aggregate, of the voting Capital Stock of such Foreign Subsidiary.


      "Foreign Subsidiaries": all Subsidiaries of the Company that are not Domestic Subsidiaries.

      "GAAP": generally accepted accounting principles in the United States of America as in effect from time to time.


      "Governmental Authority": any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

      "Guaranteed Obligations": without duplication, all of the obligations of the Credit Parties owing (i) to the holders of the Notes, whenever arising, under this Agreement, the Guarantor Joinder Agreements, the Notes, the Collateral Documents or any of the other Credit Documents to which a Credit Party is a party including, but not limited to, obligations with respect to principal, interest, Market Premium, tax gross-up payments and fees and expense reimbursement payments and including, without limitation (to the extent permitted by applicable law), any amounts that would have accrued but for the automatic stay under the Federal Bankruptcy Code (as now or hereafter in effect).

      "Guarantor": each of the Domestic Subsidiaries (other than a Receivables Financing SPC or a Preferred Stock SPC, The Betz Foundation) and each Additional Credit Party which has executed a Guarantor Joinder Agreement, together with its successors and assigns.


      "Guarantor Joinder Agreement": a Guarantor Joinder Agreement referenced in subparagraph 5.1(j), a form of which is attached as Exhibit A to the Sixth Amendment.


      "Hazardous Materials": any substance, material or waste defined or regulated in or under any Environmental Laws.

      "Hedging Agreements": interest rate protection agreements, foreign currency exchange agreements, commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements, in each case entered into by the Company or any of its Subsidiaries.


      "Indebtedness": with respect to any Person, without duplication, (i) all indebtedness for borrowed money created, incurred, assumed or guaranteed by such Person, (ii) all amounts owing by such Person under purchase money mortgages or other purchase money liens or conditional sales or other title retention agreements, (iii) all indebtedness secured by mortgages, liens, security interests, conditional sales or other title retention agreements upon property owned by such Person (whether or not such Person has assumed or become liable for the payment of such indebtedness), (iv) all obligations of such Person in respect of Financing Leases and Synthetic Leases, (v) all guaranty obligations of such Person with respect to Indebtedness of another Person, (vi) Indebtedness of any partnership or unincorporated joint venture with respect to which such Person is legally obligated or has a reasonable expectation of being liable with respect thereto, (vii) the maximum amount of all standby letters of credit issued or bankers' acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (viii) the principal amount of subordinated notes or debentures issued by such Person to a Preferred Stock SPC in connection with hybrid equity securities (e.g., trust preferred capital securities), and (ix) the outstanding Attributed Principal Amount under any Permitted Receivables Financing (other than a securitization of the receivable evidenced by the Tastemaker note, a $500 million five-year note of IMCERA Group, Inc. bearing interest at 6.2% and classified as "held at maturity").


      "Index Debt": the Company's long-term senior unsecured non-credit-enhanced debt securities.

      "Initial Hybrid Equity Transaction": the issuance, prior to or within three (3) months of the Closing Date, of equity-like securities by the Company and/or any of its Consolidated Subsidiaries in an amount sufficient to raise $170 million in proceeds for the Company.


      "Insolvency": with respect to any Multiemployer Plan, the condition that such Multiemployer Plan is insolvent within the meaning of Section 4245 of ERISA.

      "Insolvent":  pertaining to a condition of Insolvency.

      "Interest Coverage Ratio": with respect to the Company and its Consolidated Subsidiaries for the twelve month period ending on the last day of any fiscal quarter of the Company (and after giving effect to the Acquisition on a Pro Forma Basis), the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.


      "Leverage Ratio": with respect to the Company and its Consolidated Subsidiaries for the twelve month period ending on the last day of any fiscal quarter (and after giving effect to the Acquisition on a Pro Forma Basis), the ratio of (a) Indebtedness of the Company and its Consolidated Subsidiaries on the last day of such period minus the principal amount of subordinated notes or debentures issued by the Company to a Preferred Stock SPC in connection with hybrid equity securities (e.g., trust preferred capital securities) to (b) Consolidated EBITDA for such period.


      "Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest to any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing).

      "Material Adverse Effect": a material adverse effect on (i) the operations, business, property or assets, or the condition (financial or otherwise) of the Company and its Consolidated Subsidiaries taken as a whole or
(ii) the validity or enforceability of this Agreement and the other Credit Documents or the rights and remedies of the holders of the Notes hereunder or thereunder.

      "Material Subsidiary": as of any date of determination, any Domestic Subsidiary or any Foreign Subsidiary that (a) is a Credit Party, (b) together with its Subsidiaries on a consolidated basis, during the twelve months preceding such date of determination accounts for (or to which may be attributed) 5% or more of the net income or assets (determined on a consolidated basis) of the Company and its Subsidiaries or (c) is otherwise necessary for the ongoing business operations of the Company and its Subsidiaries taken as a whole.

      "Merger Agreement": that certain Agreement and Plan of Merger dated as of July 30, 1998 among the Company, Water Acquisition Co. and BetzDearborn.

      "Moody's":  Moody's Investors Services, Inc.

      "Mortgages": any and all mortgages, deeds of trust, assignments of rents or leases, or other security agreements, covering any interest in real property, executed and delivered by any of the Credit Parties in favor of the Collateral Agent, granting the Collateral Agent a Lien for the benefit of the holders of the Notes and any other beneficiaries described therein, to secure obligations of the Credit Parties under the Credit Documents and other obligations that were outstanding on the Sixth Amendment Effective Date and were then entitled, under the agreement governing such obligations, to the benefit of such Lien, in each case as amended, modified, supplemented, extended, renewed or replaced from time to time.

      "Multiemployer Plan": an ERISA Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

      "Net Cash Proceeds": the aggregate cash proceeds received by the Company or any of its Consolidated Subsidiaries in respect of any Asset Disposition, Equity Issuance, Debt Issuance or Permitted Receivables Financing, net of (a) direct costs (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and (b) taxes paid or payable as a result thereof; it being understood that "Net Cash Proceeds" shall include, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received by the Company or any of its Consolidated Subsidiaries in any Asset Disposition, Equity Issuance, Debt Issuance or Permitted Receivables Financing.

      "Note Documents": collectively, this Agreement, as amended, modified or supplemented from time to time, the Notes, all Guarantor Joinder Agreements, the Collateral Documents and all other related agreements and documents issued, delivered or executed thereunder or pursuant thereto (in each case, as the same may be amended, modified, restated, supplemented, extended, renewed or replaced from time to time).

      "Note Obligations": all payment obligations of the Company, the ESOT and the Subsidiary Guarantors under the Note Documents owing to the holders of the Notes, or any of them, whenever arising, including without limitation, amounts in respect of principal (which shall not, however, exceed $93,500,00), interest, Market Premium, tax gross-up payments, fees and expense reimbursement obligations.

      "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.


      "Permitted Guarantor": a Domestic Subsidiary that is a Credit Party and that has granted to the Collateral Agent a first-priority (other than with respect to Liens permitted under subparagraph 5.2(a)), perfected Lien on substantially all of its domestic assets (other than Excluded Assets) pursuant to the Collateral Documents, as certified by the Company in a certificate delivered to the holders of the Notes (as well as the holder of the Indebtedness to be guaranteed) and not objected to by the Required Holders within 5 days of its receipt of such certificate.


      "Permitted Investments":


            (i)   cash and Cash Equivalents;



            (ii) receivables owing to the Company or any of its Subsidiaries or any receivables and advances to suppliers, in each case if created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;


            (iii)  investments in and loans to any Credit Parties;



            (iv) loans and advances to officers, directors, employees and Affiliates in an aggregate amount not to exceed S 1,000,000 at any time outstanding;



            (v) investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;



            (vi) investments, acquisitions or transactions permitted under subparagraph 5.2(b)(ii);



            (vii) additional investments, provided that such investments made pursuant to this clause (vii) shall not exceed an aggregate amount of $1,000,000 at any time outstanding;



            (viii)  investments existing on the Sixth Amendment Effective Date
      and set forth on Schedule X   attached hereto;



            (ix) investments by the Company and its Subsidiaries in Hedging Agreements permitted under Subparagraph 5.2(f)(iii); and



            (x)  investments by Foreign Subsidiaries in other Foreign
      Subsidiaries.


      As used herein, "investment" means all investments, in cash or by delivery of property made, directly or indirectly in, to or from any Person, whether by acquisition of shares of Capital Stock, property, assets, indebtedness or other obligations or securities or by loan advance, capital contribution or otherwise.


      "Permitted Receivables Financing": any one or more receivables financings in which (i) the Company or any of its Consolidated Subsidiaries (a) sells (as determined in accordance with GAAP) any accounts receivable, notes receivable, rights to future lease payments or residuals (collectively, together with certain related property relating thereto and the right to collections thereon, being the "Transferred Assets") to any Person that is not a Subsidiary or Affiliate of the Company (with respect to any such transaction, the "Receivables Financier"), (b) borrows from such Receivables Financier and secures such borrowings by a pledge of such Transferred Assets and/or (c) otherwise finances its acquisition of such Transferred Assets and, in connection therewith, conveys an interest in such Transferred Assets to the Receivables Financier or (ii) the Company or any of its Consolidated Subsidiaries sells, conveys or otherwise contributes any Transferred Assets to a Receivables Financing SPC, which Receivables Financing SPC then (a) sells (as determined in accordance with GAAP) any such receivables (or an interest therein) to any Receivables Financier, (b) borrows from such Receivables Financier and secures such borrowings by a pledge of such receivables or (c) otherwise finances its acquisition of such receivables and, in connection therewith, conveys an interest in such receivables to the

Receivables Financier, provided that (1) such receivables financing shall not involve any recourse to the Company or any of its Consolidated Subsidiaries for any reason other than (A) repurchases of non-eligible receivables or (B) indemnifications for losses other than credit losses related to the receivables sold in such financing, (2) such receivables financing shall not include any guaranty obligations of the Company or any of its Consolidated Subsidiaries, (3) the Required Holders shall be reasonably satisfied with the structure of and documentation for any such transaction and that the terms of such transaction, including the discount at which receivables are sold, the term of the commitment of the Receivables Financier thereunder and any termination events, shall be (in the good faith understanding of the Required Holders) consistent with those prevailing in the market for similar transactions involving a receivables originator/servicer of similar credit quality and a receivables pool of similar characteristics, (4) the documentation for such transaction shall not be amended or modified without the prior written approval of the Required Holders and (5) the Required Holders shall have given their prior written approval to the entering into and consummation of such receivables financing and shall have approved the intended application of the proceeds thereof.


      "Person": an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.


      "Plan": the BetzDearborn Inc. Employee Stock Ownership and 401(k) Plan, and its successors.

      "Pledge Agreement": the Pledge Agreement as amended by the First Amendment to Pledge Agreement dated as of the Sixth Amendment Effective Date executed by the Company and each of other Guarantors and substantially in the form of Exhibit B attached to the Sixth Amendment, as amended, modified, supplemented, extended, renewed or replaced from time to time.

      "Preferred Stock SPC": a special purpose entity that is a Subsidiary or Affiliate of the Company and that is formed for the sole and exclusive purpose of engaging in activities in connection with the issuance of hybrid equity securities (e.g., trust preferred capital securities).


      "Pro Forma Basis": means, with respect to any transaction, that such transaction shall be deemed to have occurred (for purposes of calculating compliance in respect of such transaction with each of the financial covenants set forth in subparagraph 5.2(d)) as of the first day of the four fiscal quarter period ending as of the last day of the most recent fiscal quarter preceding the date of such transaction with respect to which the holders of the Notes shall have received the financial statements referred to in subparagraph 5.1(a). As used herein, "transaction" means any corporate merger or consolidation or any asset disposition or purchase as referred to in subparagraph 5.2(b). Any Indebtedness incurred or assumed by the Company or any of its Subsidiaries in order to consummate such transaction (i) shall be deemed to have been incurred or assumed on the first day of the applicable period and (ii) if such Indebtedness has a floating or formula rate, then the implied rate of interest for such Indebtedness for the applicable period for purposes of this definition shall be determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.

      "Property": any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

      "Receivables Financing SPC": a special purpose entity that is a Subsidiary or Affiliate of the Company and that is formed for the sole and exclusive purpose of engaging in activities in connection with the purchase, sale and financing of accounts receivable in connection with and pursuant to a Permitted Receivables Financing.

      "Regulation U": Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

      "Reorganization": with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.


      "Reportable Event": any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the day notice period is waived under subsections .13, .14, .16, .18, .19 or .20 of PBGC Reg. Section 2615.


      "Requirement of Law": as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

      "Resins Division": that certain division of the Company responsible for producing and marketing hydrocarbon resins, wood gum and tall oil rosin resins, terpene resins and specialties and organic peroxides.

      "Responsible Officer": when used with respect to the Company, the chief executive officer or any senior vice president of the Company or, with respect to financial matters, the vice president and treasurer of the Company.


      "Restricted Payment": (i) any dividend or other payment or distribution, direct or indirect, on account of any shares of any class of Capital Stock of the Company or any of its Subsidiaries, now or hereafter outstanding (including without limitation the Company or any of its Subsidiaries), or to the holders, in their capacity as such, of any shares of any class of Capital Stock of the Company or any of its Subsidiaries, now or hereafter outstanding, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of the Company or any of its Subsidiaries, now or hereafter outstanding and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of any Consolidated Party, now or hereafter outstanding.


      "Security Agreement": the Security Agreement dated as of the Sixth Amendment Effective Date executed by the Company and each of the other Guarantors and substantially in the form of Exhibit C attached to the Sixth Amendment, as amended, modified, supplemented, extended, renewed or replaced from time to time.

      "Senior Notes": the up to $400 million of 11.125% Senior Notes Due 2007 issued pursuant to the Senior Note Indenture.

      "Senior Note Indenture": the Indenture dated as of November 14, 2000, between the Company and Wells Fargo Bank Minnesota, N.A., as trustee, as the same may be amended, supplemented or otherwise modified from time to time.


      "S&P": Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc.


      "Single Employer Plan": any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

      "Sixth Amendment": the Sixth Amendment dated as of November 14, 2000, amending and supplementing this Agreement.

      "Sixth Amendment Effective Date": the date on which all of the conditions precedent to the effectiveness of the Sixth Amendment are satisfied by the Credit Parties or waived by the Required Holders.

      "Subsidiary": as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

      "Synthetic Lease": any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.

      "Third Amendment": the Third Amendment and Assumption Agreement dated as of December 31, 1998, amending and supplementing this Agreement.

      All accounting terms not otherwise defined herein shall have the meanings assigned to them in accordance with GAAP. In the event that a change in GAAP affects the terms of the covenant contained in subparagraph 5.2(d) hereof (including the related defined terms used therein), the Company and the Required Holders shall negotiate in good faith such amendments to such covenant and related definitions as are necessary to reflect such changes in GAAP and as are otherwise reasonably satisfactory to the Company and the Required Holders.

      Section 1.5. (Paragraph 14) Paragraph 14 of the Note Agreement is amended by deleting paragraph 14N in its entirety.

SECTION 2.  ADDITIONAL GUARANTORS


      From and after the Sixth Amendment Effective Date, the Guarantors under the Note Agreement shall include the Guarantors party to the Note Agreement prior to this Amendment and each additional Subsidiary of the Company identified as a Subsidiary Guarantor on the signature pages hereto (the "Additional Guarantors"). Each of the Additional Guarantors hereby acknowledges, agrees and confirms that, by its execution of this Amendment, such Additional Guarantor will be deemed to be a party to the Note Agreement and a "Guarantor" and "Credit Party" for all purposes of the Note Agreement, and shall have all of the obligations of a Guarantor and Credit Party thereunder as if it had executed the Note Agreement. Each Additional Guarantor hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Guarantors and Credit Parties contained in the Note Agreement. Without limiting the generality of the foregoing terms of this paragraph, each Additional Guarantor hereby jointly and severally together with the other Guarantors, guarantees to the holders of the Notes, as provided in paragraph 6 of the Note Agreement, the prompt payment and performance of the Guaranteed Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof.


SECTION 3.  ACKNOWLEDGMENT AND AFFIRMATION BY CREDIT PARTIES

      Each Credit Party hereby acknowledges that by executing and delivering a counterpart of this Agreement it is becoming a party to the Note Agreement as amended by this Agreement and shall be bound by the provisions thereof to the extent such provisions are applicable to it.


      Each Credit Party affirms the liens and security interests created and granted by it in the Credit Documents (including, but not limited to, the Pledge Agreement, the Security Agreement and the Mortgages) and agrees that this Amendment shall in no manner adversely affect or impair such liens and security interests.


SECTION 4.  REPRESENTATIONS AND WARRANTIES OF CREDIT PARTIES

      In order to induce Prudential to enter into this Amendment, each of the Credit Parties makes the following representations, covenants and warranties which shall survive the execution and delivery of the Credit Documents:

            (i) It has taken all necessary action to authorize the execution, delivery and performance of this Amendment.

            (ii) This Amendment has been duly executed and delivered by such Credit Party and constitutes such Credit Party's legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be limited (x) by general principles of equity and conflicts of laws or (y) by bankruptcy, reorganization, insolvency, moratorium or other laws of general application relating to or affecting the enforcement, of creditors' rights.

            (iii) No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by such Credit Party of this Amendment.

            (iv) The execution and delivery of this Amendment does not diminish or reduce its obligations under the Credit Documents (including, without limitation, in the case of each Guarantor, such Guarantor's guaranty pursuant to paragraph 6 of the Note Agreement) in any manner, except as specifically set forth herein.

            (v) Such Credit Party has no claims, counterclaims, offsets, or defenses to the Credit Documents and the performance of its obligations thereunder, or if such Credit Party has any such claims, counterclaims, offsets, or defenses to the Credit Documents or any transaction related to the Credit Documents, the same are hereby waived, relinquished and released in consideration of Prudential's execution and delivery of this Amendment.

            (vi) The representation and warranties of the Credit Parties set forth in Section 3 of the Third Amendment are true and correct as of the date hereof (except those that relate to an earlier date) and all of the provisions of the Credit Documents, except as amended hereby, are in full force and effect.

            (vii) Subsequent to the execution and delivery of this Amendment and after giving effect hereto, no unwaived event has occurred and is continuing which constitutes a Default or an Event of Default.


      The Credit Parties hereby incorporate the representations and warranties contained in Section 1 of the Credit Agreement (together with all related defined terms) as in effect on the date hereof (and after giving effect to the terms and provisions of the Bank Third Amendment) by reference herein to the same extent as if set forth at length herein (the "Incorporated Provisions") and each hereby makes such representations and warranties (to the knowledge of the Company, when applicable under the Credit Agreement) for the benefit of Prudential as of the date hereof in connection with the execution and delivery of this Amendment; provided, that references in the Incorporated Provisions to "this Agreement" and "Notes" shall be taken as references to the Note Agreement as amended hereby and to the Notes outstanding thereunder. The Company represents and warrants to Prudential that no Default or Event of Default exists under the Note Agreement, both before and after giving effect to the provisions of this Amendment. The following Schedules to the Credit Agreement are also attached hereto:



      SCHEDULE II - Subsidiaries
      SCHEDULE III - Required Consents, Authorizations, Notices and Filings
      SCHEDULE IV - Existing Indebtedness of the Company and its Subsidiaries
      SCHEDULE V - Representation Regarding Collateral Documents
      SCHEDULE VI - Existing Letters of Credit
      SCHEDULE VIII - Sources and Uses on Third Amendment Effective Date
      SCHEDULE IX - Certain Excluded Assets
      SCHEDULE X - Permitted Investments
      SCHEDULE XI - Permitted Liens

SECTION 5.  INTEREST RATE INCREASE

      Section 4 of the Third Amendment (and Schedule X referred to therein) are hereby deleted in their entirety. With effect from and after the Sixth Amendment Effective Date the annual interest rate on the Notes outstanding from time to time under the Note Agreement shall be subject to adjustment by reference to
Schedule I to this Amendment and the ESOT hereby agrees to pay interest on the Notes at the annual rate as so increased and determined. On the Sixth Amendment Effective Date, and after giving effect to this Amendment, the rate payable in respect of the Notes (including Additional Interest and adjustments provided for in paragraph 7 of the Note Agreement) as determined pursuant to the provisions of the Note Agreement will initially be 11.95% per annum. For purposes of the Notes and the Note Agreement the parties hereby agree that the following rates referred to in the Note Agreement are, as of the Sixth Amendment Effective Date and until changed by the agreement of the parties, as follows:

      "Fully Tax-Exempt Rate" shall mean 6.76% plus the Additional Interest, if any, per annum.

      "Gross-Up Rate" shall mean 9.48% plus the Additional Interest, if any, per annum.

      "Qualified Tax-Exempt Rate" shall me 8.15% plus the Additional Interest, if any, per annum.

SECTION 6.  EFFECTIVENESS OF AMENDMENTS

      The provisions of this Amendment shall become effective upon the execution and delivery of a counterpart of this Amendment by all of the parties hereto and the satisfaction of the following conditions precedent:


      (a) Prudential shall have received (i) counterparts of this Amendment, duly executed and delivered by each of the Credit Parties and the ESOT Trustee,
(ii) counterparts of the Intercreditor Agreement, duly executed by the Collateral Agent and acknowledged by the Company, (iii) copies of the Pledge Agreement, duly executed and delivered by each Credit Party (original delivered to the Collateral Agent as contemplated in clause (h) below), (iv) the Security Agreement, duly executed and delivered by each Credit Party (original delivered to the Collateral Agent as contemplated in clause (h) below), and (v) the Mortgages, duly executed and delivered by the applicable Credit Parties (originals delivered to the Collateral Agent as contemplated in clause (h) below), together with a certificate of the Secretary or Assistant Secretary of the Company and each other Credit Party as to the incumbency and specimen signatures of the officers of the Company and each other Credit Party who are authorized to execute such Credit Documents and each other document to be executed and delivered by the Company or any other Credit Party pursuant hereto;


      (b) Prudential shall have received a certified copy of the resolutions of the Board of Directors of the Company and each other Credit Party evidencing its approval of this Amendment, the Collateral Documents and the other Credit Documents and matters contemplated hereby, and a certified copy of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Amendment, the Notes and the other Credit Documents;

      (c) Prudential shall have received opinions of Israel J. Floyd, General Counsel of the Company, and Ballard Spahr Andrews & Ingersoll, LLP, acting as counsel to each of the Credit Parties, in form and substance satisfactory Prudential;

      (d) Prudential shall have received all documents it may reasonably request relating to the existence and good standing of the Credit Parties and to the authorization, execution and delivery of this Amendment and the other Credit Documents and other matters relevant hereto, all in form and substance satisfactory to Prudential and its counsel in their reasonable discretion;


      (e) the Company shall have received (or shall be unconditionally entitled to receive) $775,000,000 in gross proceeds from (i) the Senior Notes or the Bridge Notes and (ii) the Tranche D Term Loans extended under the Credit Agreement and shall have applied the Net Cash Proceeds thereof (or shall have made arrangements reasonably satisfactory to Prudential to apply such Net Cash Proceeds) in a manner consistent with the sources and uses table set forth on
Schedule VIII attached to this Amendment;


      (f) no Default or Event of Default shall have occurred and be continuing;


      (g) the Collateral Agent shall have received (except to the extent the Collateral Agent shall have agreed to give the Credit Parties additional time, not to exceed 60 days from the Sixth Amendment Effective Date, to deliver any such item) (i) delivery in pledge of stock certificates representing all (or, in the case of a First Tier Foreign Subsidiary, 65%) of the interests in any Subsidiary of the Company held or beneficially owned by any Credit Party, together with assignments thereof duly endorsed in blank by the registered holder thereof, (ii) perfection by control over all other investment property constituting Collateral, (iii) financing statements covering all personal property and fixtures constituting Collateral other than the Excluded Assets and duly executed by the Credit Parties in form sufficient for filing in all jurisdictions that are scheduled as filing jurisdictions in the Collateral Documents or as to which the filing of financing statements may reasonably be requested by any Agent and (iv) with respect to the Mortgages, such other documents as may be reasonably requested by Prudential to confirm the validity, perfection, priority, enforceability and sufficiency of such Liens;


      (h) The principal amount of the Tranche C Term Loan under the Credit Agreement ($318,000,000) shall have been repaid in full;

      (i) Prudential shall have received an amendment fee in an amount equal to $227,500; and

      (j) Prudential shall have received from a Responsible Officer of the Company a certificate to the effect that as of the Sixth Amendment Effective Date (i) all representations and warranties made by the Company and each other Credit Party in this Amendment and each other Credit Document are true and correct in all material respects, (ii) no Default or Event of Default (after giving effect to the amendments to the Note Agreement set forth herein) shall have occurred and be continuing. and (iii) annexed to such certificate are true and correct copies of the Incorporated Covenants and the Additional Incorporated Terms referred to in paragraph 5.3 (as amended by this Amendment).

SECTION 7.  MISCELLANEOUS

      Section 7.1. Defined Terms. Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Note Agreement.

      Section 7.2. References. On and after the effective date of this Amendment, each reference in the Note Agreement and the Notes shall mean and be a reference to the Note Agreement as amended by this Amendment.

      Section 7.3. Expenses. The Company agrees to pay all reasonable costs and expenses incurred by Prudential in connection with the preparation, execution and delivery of this Amendment, and the consummation of the transactions contemplated hereby, including the reasonable fees and expenses of Prudential's counsel.

      Section 7.4. Ratification The Note Agreement, as amended by this Amendment, is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed. Except as expressly modified and amended in this Amendment, all of the terms, provisions and conditions of the Credit Documents shall remain unchanged and in full force and effect.

      Section 7.5. Counterparts. This Amendment may be executed in any number of counterparts and by any combination of the parties hereto in separate counterparts, each of which counterparts shall be an original and all of which taken together shall constitute one and the same agreement.


      Section 7.6. Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.


      IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

ESOT: BETZDEARBORN INC. EMPLOYEE STOCK OWNERSHIP AND 401(K) TRUST ESTABLISHED BY THE BETZDEARBORN INC. EMPLOYEE STOCK OWNERSHIP AND 401(K) PLAN

                                    By:   PUTNAM FIDUCIARY TRUST
                                          COMPANY as Trustee

                                    By:
                                       ------------------------------------
                                    Name:
                                       ------------------------------------

                                    Title:
                                       ------------------------------------

PRUDENTIAL:                         THE PRUDENTIAL INSURANCE COMPANY OF
                                    AMERICA

                                    By:
                                       ------------------------------------
                                    Name:
                                       ------------------------------------
                                    Title:
                                       ------------------------------------


COMPANY:                            HERCULES INCORPORATED, A DELAWARE
                                    CORPORATION

                                    By:
                                       ------------------------------------
                                    Name:
                                       ------------------------------------
                                    Title:
                                       ------------------------------------

SUBSIDIARY GUARANTORS
(list continues on the next page):
                                          BETZDEARBORN CANADA, INC.
                                            an Ontario corporation
                                          HERCULES CREDIT, INC.
                                            an Delaware corporation
                                          HERCULES FLAVOR, INC.,
                                            a Delaware corporation
                                          WSP, INC.
                                            a Delaware corporation
                                          AQUALON COMPANY,
                                            a Delaware corporation
                                          HERCULES FINANCE COMPANY,
                                            a Delaware partnership
                                          FIBERVISIONS, LLC
                                            a Delaware limited liability
                                          company
                                          FIBERVISIONS INCORPORATED,
                                            a Delaware corporation
                                          FIBERVISIONS PRODUCTS, INC.,
                                            a Georgia corporation
                                          BETZDEARBORN, INC.,
                                            a Pennsylvania corporation
                                          BETZDEARBORN EUROPE, INC.,
                                            a Delaware corporation
                                          DRC, LTD.,
                                            a Delaware corporation
                                          BLI HOLDINGS CORP.
                                            a Delaware corporation
                                          HERCULES SHARED SERVICES
                                          CORPORATION, a Delaware corporation
                                          BETZDEARBORN INTERNATIONAL,
                                          INC., a Pennsylvania corporation

                                          (execution on behalf of the
                                          foregoing Subsidiary Guarantors is
                                          on the following page)

SUBSIDIARY GUARANTORS
(continued from previous page):

                                          ATHENS HOLDINGS, INC.,
                                            a Delaware corporation
                                          BETZDEARBORN CHINA, LTD.,
                                            a Delaware corporation
                                          BL CHEMICALS INC.,
                                            a Delaware corporation
                                          CHEMICAL TECHNOLOGIES INDIA, LTD.,
                                            a Delaware corporation
                                          COVINGTON HOLDINGS, INC.,
                                            a Delaware corporation
                                          EAST BAY REALTY SERVICES, INC.,
                                            a Delaware corporation
                                          FIBERVISIONS, L.P.,
                                            a Delaware partnership
                                          HERCULES CHEMICAL CORPORATION,
                                            a Delaware corporation
                                          HERCULES COUNTRY CLUB, INC.,
                                            a Delaware corporation
                                          HERCULES EURO HOLDINGS, LLC,
                                            a Delaware limited liability
                                          company
                                          HERCULES INTERNATIONAL LIMITED, LLC,
                                            a Delaware limited liability
                                          company
                                          HERCULES INVESTMENTS, LLC,
                                            a Delaware Limited liability
                                          company
                                          HISPAN CORPORATION,
                                          a Delaware corporation

                                          By:
                                             ------------------------------
                                          Name:
                                             ------------------------------
                                          Title:
                                             ------------------------------

                                          for each of the foregoing
                                          Subsidiary Guarantors listed on
                                          this page and the preceding page

                                   SCHEDULE I
                     DETERMINATION OF ADDITIONAL INTEREST


"Additional Interest" in respect of the Notes shall mean the rate per annum applicable on any date determined based upon the ratings applicable on such date to the Company's long-term senior secured bank debt (the "Index Debt") by Moody's and S&P as follows:


Clause      Rating                                           Additional Interest
------      ------                                           -------------------
(1)         [Greater than or equal to] BBB from S&P and
            [Greater than or equal to] Baa2 from Moody's         2.68%
(2)         BBB- from S&P and Baa3 from Moody's                  2.88%
(3)         BB+ from S&P and Bal from Moody's                    3.80%
(4)         BB from S&P and Ba2 from Moody's                     4.80%
(5)         BB- from S&P and Ba3 from Moody's                    6.05%
(6)         [Less than or equal to] BB- (or no rating)
            from Moody's or [Less than or equal to] Ba3
            (or no rating) from Moody's                          8.05%


For purposes of the foregoing, (i) if the ratings established by Moody's and S&P shall indicate different clauses specified above, the Additional Interest shall be determined by reference to the numerically higher clause (thus, by way of example, if the Company's Index Debt is rated BBB- by S&P and Bal by Moody's, the clauses indicated are (2) and (3), respectively, resulting in the Additional Interest determined by reference to clause (3), which clause is the higher numbered clause); and (ii) if any rating established by Moody's or S&P shall be changed (other than as a result of a change in the rating system of either Moody's or S&P) such change shall be effective as of the date on which such change is first announced by the rating agency making such change. Notwithstanding anything in this definition of "Additional Interest" to the contrary, in no event shall the Additional Interest be less than the amount set forth in clause (3) above prior to the date on which financial statements are delivered in respect of the second full fiscal quarter of the Company following the Sixth Amendment Effective Date. Each change in the rate of Additional Interest shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. if the rating system of either Moody's or S&P shall change prior to the payment in full of the Notes, the Company and the holders of the Notes shall negotiate in good faith to appropriately amend the references to specific ratings in this definition to reflect such changed rating system. If both Moody's and S&P shall cease to be in the business of rating corporate debt obligations, the Company and the holders of the Notes shall negotiate in good faith to agree upon a substitute rating agency and to amend the references to specific ratings in this Schedule to reflect the ratings used by such substitute rating agency.